Exhibit 4.1

THIRD AMENDMENT

THIS THIRD AMENDMENT (this “Amendment”) is made as of July 29, 2003, by and among COCA-COLA BOTTLING CO. CONSOLIDATED, a Delaware corporation (the “Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender, and as agent for the Lenders and assignee of LTCB Trust Company (in such capacity, the “Agent”), and the lending institutions signatory hereto (the “Lenders”). Capitalized terms not otherwise defined herein shall be ascribed the meanings set forth for such terms in the Loan Agreement (defined hereafter).

RECITALS:

WHEREAS, Borrower has heretofore entered into that certain Loan Agreement dated as of November 20, 1995, with the Lenders and LTCB Trust Company (“LTCB”), as agent (as amended prior to the date hereof, the “Loan Agreement”), pursuant to which the Lenders have made term loans in the aggregate amount of $170,000,000 (collectively, the “Loan”) to the Borrower; and

WHEREAS, the Borrower has requested, and the Agent and the Lenders have agreed, subject to the terms and conditions contained herein, to modify the terms of the Loan Agreement related to the order of application of voluntary prepayments so as to provide that such prepayments shall be applied to the next-scheduled installments of principal due on the Loan; and

WHEREAS, the Agent and the Lenders signing this Amendment are willing to amend the Loan Agreement all upon the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.	Prepayments of the Loans. Subject to the terms and conditions of this Amendment, Section 3.03(a)(iv) of the Loan Agreement is hereby amended by deleting the word “inverse” therefrom.

2.	Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders that (a) this Amendment has been duly authorized, executed and delivered by the Borrower, (b) no Default or Event of Default has occurred and is continuing as of this date, and (c) all of the representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects on and as of the date of this Amendment (except to the extent that any such representations or warranties expressly referred to a specific prior date). Any breach by the Borrower of any of the representations and warranties contained in this Section shall be an Event of Default for all purposes under the Loan Agreement and the other Loan Documents.

3.	Conditions Precedent. The effectiveness of the amendments in Section 1 of this Amendment shall be conditioned upon receipt by the Agent of the following (or upon the written waiver thereof approved and executed by the Agent and the Required Banks, in their respective discretion):

(a)	The Agent shall have received evidence satisfactory to it of the Borrower’s existence and good standing in its jurisdiction of formation.

(b)	The Agent shall have received such other documents, certificates and instruments as the Agent may reasonably request.

(c)	The Agent shall have received all fees and expenses incurred by the Agent in connection with the negotiation, preparation and execution of this Amendment including, without limitation, the legal fees and other out of pocket expenses of the Agent.

4.	Ratification. The Borrower hereby ratifies and reaffirms each and every term, covenant and condition set forth in the Loan Agreement and all other documents delivered by the Borrower in connection therewith (including without limitation the other Loan Documents to which the Borrower is a party), effective as of the date hereof.

5.	Estoppel. To induce the Agent and the Lenders to enter into this Amendment, the Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense or counterclaim in favor of the Borrower as against the Agent or any Lender with respect to the obligations of the Borrower to the Agent or any Lender under the Loan Agreement or the other Loan Documents, either with or without giving effect to this Amendment. The Borrower hereby confirms its obligation to repay the entire outstanding principal balance of the Loan, together with all interest accrued thereon, and any other charges and fees now due or hereafter becoming due to Agent or any Lender, all in accordance with the provisions of the Loan Agreement and the other Loan Documents.

6.	Effectiveness of this Amendment. All of the provisions of this Amendment shall be effective immediately upon the delivery to the Agent of this Amendment executed by the Borrower, the Agent and the requisite number of Lenders whose consent is required under the Loan Agreement to effect the amendments herein.

7.	Reimbursement of Expenses. The Borrower agrees that it shall reimburse the Agent on demand for all costs and expenses (including, without limitation, reasonable attorney’s fees) actually incurred by the Agent in connection with the negotiation, preparation and execution of the Amendment and all documents executed and delivered to the Agent in connection therewith. The reimbursement obligations under this Amendment shall constitute Obligations under the Loan Agreement.

8.	Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

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9.	Severability of Provisions. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, the Borrower hereby waives any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

10.	Successors and Assigns; Counterparts; Facsimile Delivery. This Amendment shall be binding upon all parties hereto, their successors and permitted assigns. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one instrument. This Amendment may be delivered by facsimile transmission with the same effect as if originally executed counterparts of this Amendment were delivered to all parties hereto.

11.	Entire Agreement. The Loan Agreement and the other Loan Documents, as amended by this Amendment, embody the entire agreement among the parties hereto relating to the subject matter hereof and supersede all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER: COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ Clifford M. Deal, III
Name: Clifford M. Deal, III Title: Vice President and Treasurer

AGENT: GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ C. Mark Smith
Name: C. Mark Smith Title: Duly Authorized Signatory

LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ C. Mark Smith
Name: C. Mark Smith Title: Duly Authorized Signatory

SUNTRUST BANK

By:	/s/ Donald M. Lynch
Name: Donald M. Lynch Title: Director

DZ BANK AG DEUTESCHE ZENTRAL-GENOSSENSCHAFTSBANK, FRANKFURT AM MAIN (formerly DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG), as a Lender

By:	/s/ Bernd Henrik Franke
Name: Bernd Henrik Franke Title: Vice President

By:	/s/ James A. Kyprios
Name: James A. Kyprios Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Denis Waltrich
Name: Denis Waltrich Title: Associate

THE INDUSTRIAL BANK OF JAPAN, LIMITED ATLANTA AGENCY

By:
Name: Title:

THE CHIBA BANK, LTD.

By:	/s/ Kazuhiro Suzuki
Name: Kazuhiro Suzuki Title: General Manager

FLEET NATIONAL BANK

By:	/s/ Thomas Engels
Name: Thomas Engels Title: Senior Vice President

SOCIETE GENERALE

By:
Name: Title: